Exhibit 99.1

CompoSecure, Inc. Announces First Quarter 2022 Financial Results

•	First quarter Net Sales of $84.2 million, up 32.1% year-over-year
•	First quarter Net Income of $26.9 million, up 16% year-over-year
•	First quarter Adjusted EBITDA of $33.3 million, up 14% year-over-year
•	Payment card plus ArculusTM digital authentication and/or crypto cold storage selected by several cryptocurrency platforms and fintech partners.

Somerset, NJ – May 9, 2022 – CompoSecure, Inc. (Nasdaq: CMPO), a leading provider of premium financial payment cards and cryptocurrency storage and security solutions, today announced financial results for the first quarter ended March 31, 2022.

“We achieved record first quarter net sales and profitability driven by the strength of our premium payment card business and international growth. We are off to a strong start for 2022 and believe we will continue to see increased demand among new and existing customers, bolstered by solid sales execution and deep relationships,” said CEO Jon Wilk. “In addition, our relentless focus on operational excellence supports our ability to meet growing demand and deliver premium-quality products to our customers while enhancing our overall profitability.”

Wilk added, “It’s exciting to have been selected by several cryptocurrency platforms and fintech partners to launch programs combining our payment card technology plus our Arculus solution. We were also encouraged by the positive consumer response to Arculus at the Bitcoin 2022 conference held in Miami in April, where more than 25,000 digital asset enthusiasts had a chance to experience our best-in-class cold storage wallet. We expect to continue to increase Arculus investment throughout the year to drive further adoption, deliver product enhancements, and support brand momentum, in line with our previously shared marketing strategy.”

First Quarter 2022 Financial Highlights

•	Net Sales: Net sales for the first quarter of 2022 were $84.2 million, up 32.1% compared to $63.7 million in the first quarter of 2021, and grew 11.8% sequentially from the fourth quarter in 2021.

•	Gross Profit/Margin: Gross Profit for the first quarter of 2022 was $49 million, compared to $34 million for the first quarter of 2021. Gross margin for the first quarter of 2022 was 57.9%, compared to 53.9% for the first quarter of 2021.

•	Net Income: Net Income for the first quarter of 2022 was $26.9 million compared to a net income of $23.2 million in the first quarter of 2021.

•	Adjusted EBITDA: Adjusted EBITDA for the quarter was $33.3 million, compared to $29.3 million for the first quarter of 2021.

First Quarter 2022 Highlights

•	Strong international growth with quarterly international net sales of $21.8 million, driven by sales execution and growing demand for premium payment cards in international markets.

•	Focus on operational excellence drove improved productivity and efficiency, continued high-quality product delivery, and enhanced profitability.

•	Payment card plus Arculus digital authentication and/or crypto cold storage has been selected by several cryptocurrency platforms and fintech partners—Voyager Digital Ltd., Lode and MassPay.

•	Strong, positive response from consumers at Bitcoin 2022; more than 25,000 attendees were exposed to the Arculus cold storage wallet.

•	On track for anticipated mid-June Arculus WalletTM update delivering access to the Defi ecosystem through WalletConnect and the ability to visualize NFTs, as well as ongoing expansion of supported cryptocurrencies.

Financial Outlook

•	Full Year 2022 Guidance: The Company reaffirmed its guidance for expected full year 2022 operating results with net sales expected to be in the range of $336 million to $376 million and adjusted EBITDA expected to be in the range of $100 million to $110 million.

Conference Call and Webcast

CompoSecure will host a conference call today at 5:00 p.m. Eastern Time to review the Company’s financial results for the first quarter ended March 31, 2022. To access this call, dial (877) 270-2148 for the U.S. or Canada, or (412) 902-6510 for international callers. A live webcast of the conference call will be accessible from the Investors section of our website at https://ir.composecure.com/news-events/events.

About CompoSecure

Founded in 2000, CompoSecure is a pioneer and leading provider of premium payment cards and cryptocurrency and digital asset storage and security solutions. The company focuses on serving the affluent customers of payment card issuers worldwide using proprietary production methods that meet the highest standards of quality and security. The company offers secure, innovative, and durable proprietary products that implement leading-edge engineering capabilities and security. CompoSecure’s mission is to increase clients’ brand equity in the marketplace by offering products and solutions which differentiate the brands they represent, thus elevating cardholder experience. For more information, please visit www.composecure.com. CompoSecure created ArculusTM with the mission to promote cryptocurrency adoption by making it safe, simple and secure for the average person to buy, swap and store cryptocurrency. With a strong background in security hardware and financial payments, the ArculusTM solution was developed to allow people to use a familiar payment card form factor to manage their cryptocurrency. For more information, please visit www.getarculus.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of management. Although the Company believes that its plans, intentions, and expectations reflected in or suggested by these forward-looking statements are reasonable, the Company cannot assure you that it will achieve or realize these plans, intentions, or expectations. Forward-looking statements are inherently subject to risks, uncertainties, and assumptions. Generally, statements that are not historical facts, including statements concerning the Company’s possible or assumed future actions, business strategies, events, or results of operations, are forward-looking statements. In some instances, these statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or the negatives of these terms or variations of them or similar terminology. Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of the date hereof. You should understand that the following important factors, among others, could affect the Company’s future results and could cause those results or other outcomes to differ materially from those expressed or implied in the Company’s forward-looking statements: the outcome of any legal proceedings that may be instituted against the Company or others; the impacts of the ongoing COVID-19 pandemic; the ability of the Company to grow and manage growth profitably, maintain relationships with customers, compete within its industry and retain its key employees; the possibility that the Company may be adversely impacted by other economic conditions (including the rapidly evolving conflict between Russian and the Ukraine), business, and/or competitive factors; future exchange and interest rates; and other risks and uncertainties included under “Risk Factors” in other Company filings that have been made or will be made with the Securities and Exchange Commission. The Company undertakes no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures that are not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and that may be different from non-GAAP financial measures used by other companies. The Company believes EBITDA and Adjusted EBITDA are useful to investors in evaluating the Company’s financial performance. The Company uses these measures internally to establish forecasts, budgets and operational goals to manage and monitor its business, as well as evaluate its underlying historical performance and to measure incentive compensation, as we believe that these non-GAAP financial measures depict the true performance of the business by encompassing only relevant and controllable events, enabling the Company to evaluate and plan more effectively for the future. In addition, the Company’s debt agreements contain covenants that use a variation of these measures for purposes of determining debt covenant compliance. The Company believes that investors should have access to the same set of tools that its management uses in analyzing operating results. EBITDA and Adjusted EBITDA should not be considered as measures of financial performance under U.S. GAAP, and the items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and assessing the Company’s financial performance. Accordingly, these key business metrics have limitations as an analytical tool. They should not be considered as an alternative to net income or any other performance measures derived in accordance with U.S. GAAP or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity and may be different from similarly titled non-GAAP measures used by other companies. Please refer to the tables below for the reconciliation of net income to EBITDA and Adjusted EBITDA for the quarters ended March 31, 2022 and March 31, 2021.

Contacts:

CompoSecure Investor:
Marc Griffin
ICR for CompoSecure
646-277-1290
CompoSecure-IR@icrinc.com

CompoSecure Media:
Wes Robinson
626-201-2928
wrobinson@olmsteadwilliams.com

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CompoSecure, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2022	2021
Net sales	$84,183	$63,722

Operating expenses:
Cost of sales	35,424	29,406
Selling, General and administrative	18,777	8,057
Total operating expenses	54,201	37,463

Income from operations	29,982	26,259

Total other income (expense), net	(2,531)	(3,037)
Income before income taxes	27,451	23,222
Income tax provision	(543)	-
Net income	26,908	23,222

Net income attributable to non-controlling interests	22,167	-
Net income attributable to CompoSecure, Inc	$4,741	$23,222

Net loss per share attributable to Class A common stockholders - basic	$0.32	n/a
Net loss per share attributable to Class A common stockholders - diluted	$0.16	n/a

Weighted average shared used to compute net loss per share attributable to Class A common stockholders - basic	14,934	n/a
Weighted average shared used to compute net loss per share attributable to Class A common stockholders - diluted	32,265	n/a

CompoSecure, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITES:
Net income	$26,908	$23,222
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	2,349	2,585
Equity-based compensation expense	1,006	441
Inventory reserve	620	-
Amortization of deferred finance costs	(4,107)	385
Revaluation of warrant liability	1,424	-
Change in fair value of earnout consideration liability	248	-
Deferred tax benefit	543	-
Changes in assets and liabilities
Accounts receivable	(10,659)	(16,677)
Inventories	(1,392)	(859)
Prepaid expenses and other assets	(4,423)	(377)
Accounts payable	(2,248)	2,483
Deposits and other assets	-	(896)
Accrued expenses	3,422	(4,381)
Other liabilities	(1,782)	179
Net cash provided by operating activities	11,909	6,105
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(1,417)	(275)
Net cash used in investing activities	(1,417)	(275)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from line of credit	10,000	-
Payment of line of credit	-	(5,000)
Payment of term loan	(3,125)	(6,000)
Distributions to Holdings' members.	-	(3,276)
Issuance cost related to Business Combination	(23,833)	-
Net cash used in financing activities	(16,958)	(14,276)
Net (decrease) increase in cash and cash equivalents	(6,466)	(8,446)
Cash and cash equivalents, beginning of period	21,944	13,422
Cash and cash equivalents, end of period	$15,478	$4,976

Supplementary disclosure of cash flow information
Cash paid for interest expense	$4,734	$2,643
Supplemental disclosure of non-cash financing activities:
Derivative asset - interest rate swap	$4,036	$-

CompoSecure, Inc.
Condensed Consolidated Balance Sheet Data
(in thousands)

	March 31, 2022	December 31, 2021
	(unaudited)
ASSETS
Cash and cash equivalents	$15,478	$21,944
Accounts Receivable, net	38,584	27,925
Inventories	27,198	25,806
Prepaid expenses and other current assets	7,019	2,596
Property and equipment, net	21,246	22,177
Right of use asset, net	4,979	5,246
Deferred tax asset	24,941	25,650
Derivative asset - interest rate swap	4,036	-
Deposits and other assets	10	10
TOTAL ASSETS	$143,491	$131,354

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$14,063	12,500
Current portion of lease liabilities	1,134	1,119
Accounts payable	4,810	7,058
Accrued expenses	16,642	13,220
Deferred issuance costs	-	23,107
Bonus payable	1,737	3,512
Long-term debt, net of deferred finance costs	228,954	233,132
Convertible notes, net of debt discount	127,008	126,897
Derivative liability - convertible notes	800	552
Warrant liability	36,695	35,271
Line of credit	25,000	15,000
Earnout liability	34,320	38,427
Lease liabilities	4,421	4,709
Tax receivable agreement liability	24,500	24,500
Total stockholders' equity (deficit)	(376,593)	(407,650)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$143,491	$131,354

CompoSecure, Inc.
Non-GAAP Adjusted EBITDA Reconciliation
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2022	2021
Net income	$26,908	$23,222
Add:
Depreciation	2,349	2,585
Interest expense, net	4,966	3,037
Taxes	543	-
EBITDA	$34,766	$28,844
Equity compensation expense	1,006	441
Mark to market adjustments (1)	(2,435)	-
Adjusted EBITDA	$33,337	$29,285

(1) Includes the changes in fair value of warrant liability, derivative liability and earnout consideration liability for the quarter ended March 31, 2022.